UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 1, 2013

NETGEAR, INC.
(Exact name of Registrant as specified in its charter)

Delaware	000-50350	77-0419172
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

350 East Plumeria Drive
San Jose, CA 95134
(Address, including zip code, of principal executive offices)

(408) 907-8000
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.     Completion of Acquisition or Disposition of Assets.

On April 2, 2013, NETGEAR, Inc. (“NETGEAR” or the “Company”) completed its previously announced transaction with Sierra Wireless, Inc. (“Sierra Wireless”). As contemplated by the Asset Purchase Agreement (as amended, the “Purchase Agreement”), dated as of January 28, 2013, by and between the Company, certain of the Company's subsidiaries, Sierra Wireless and certain of its subsidiaries, NETGEAR acquired select assets and operations of the AirCard business of Sierra Wireless (the “Acquisition”) in exchange for a purchase price of $138.0 million, plus the assumption of certain liabilities of the AirCard business. The purchase price is subject to further adjustment for certain specified inventory levels and liabilities. A portion of the purchase price was placed in escrow to satisfy certain indemnification obligations of Sierra Wireless described in the Purchase Agreement.

Pursuant to the Purchase Agreement, the Company acquired all of Sierra's AirCard business products, certain intellectual property rights, customer contracts, facilities leases, specified tangible assets and other assets primarily associated with the AirCard business of Sierra Wireless.

There are no material relationships between NETGEAR or its affiliates and Sierra Wireless, other than with respect to the Purchase Agreement.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, a copy of which was filed with the Company's Annual Report on Form 10-K for the year ended December 31, 2012 and is incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)    Deferred Compensation Plan

On April 1, 2013, the Board approved the NETGEAR Deferred Compensation Plan (the “Compensation Plan”), effective May 1, 2013. The Compensation Plan provides unfunded deferred compensation benefits to selected highly compensated or management level employees and outside directors of the Company and its participating affiliates, which may include the Company's named executive officers. The Compensation Plan is administered by a committee appointed by the Board (the “Committee”), which has discretion to select employees and directors to participate in the Compensation Plan in its discretion from time to time. No benefits have been provided under the Compensation Plan as of the date hereof.
The Compensation Plan allows participants to prospectively elect to defer up to 80% of base salary and up to 100% of bonuses and director fees, in each case on a pre-tax basis. Participant deferrals are at all times 100% vested. In addition, the Company may, but is not required to, make matching or discretionary contributions to the accounts of Compensation Plan participants. Any such Company contributions will be subject to a five-year graded vesting schedule, but will vest in full upon a participant's disability or separation from service due to death. Deferral elections and Compensation Plan distributions are intended to be made in compliance with Section 409A of the Internal Revenue Code of 1986.
Compensation deferrals and any Company contributions are credited to a bookkeeping account maintained on behalf of the participant. Participants have the status of general creditors of the Company with respect to amounts credited to their accounts under the Compensation Plan. Each participant may direct that his or her accounts may be valued by the Committee as if they were invested in one or more hypothetical investment funds designated from time to time by the Committee. A participant's Compensation Plan account balances, including credited earnings and losses, are distributed, and included in the participant's gross income, upon the date(s) or events elected by the participant in accordance with the terms of Compensation Plan. Distributed amounts are paid in the form of a lump sum cash payment or, for certain distributions, in a fixed number of annual cash installment payments, as elected by the participant. The Compensation Plan permits distributions upon retirement, separation from service, disability, death, fixed distribution schedule or upon a participant's financial hardship. The Compensation Plan provides that vested account balances are also distributed to participants in the event of a “change of control event,” as defined in the Compensation Plan. The Company retains the discretion to amend or terminate the Compensation Plan at any time (provided that an amendment generally cannot reduce a participant's vested account as of the date of the amendment).

The foregoing description of the Compensation Plan does not purport to be complete and is qualified in its entirety by reference to the Compensation Plan, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 8.01.    Other Events.

On April 2, 2013, the Company issued a press release announcing the successful completion of the Acquisition. A copy of the Press Release is attached hereto as Exhibit 99.1. The information contained in the Press Release is incorporated by reference into this Item 8.01.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	NETGEAR, Inc. Deferred Compensation Plan
99.1	Press Release dated April 2, 2013.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NETGEAR, INC.

	By:	/s/ Andrew W. Kim
Andrew W. Kim
Vice President, Legal and Corporate Development

Dated: April 5, 2013

EXHIBIT INDEX

Exhibit Number	Description
10.1	NETGEAR, Inc. Deferred Compensation Plan
99.1	Press Release dated April 2, 2013.